CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Limited-Term Government Funds of our reports dated February 17, 2022, relating to the financial statements and financial highlights, which appear in Delaware Limited-Term Diversified Income Fund, Delaware Tax-Free New Jersey Fund and Delaware Tax-Free Oregon Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 26, 2022